Exhibit 10.6

12.14.12

December 21, 2012

Effective January 1, 2013

Cameron Strang

c/o Warner/Chappell Music, Inc.

10585 Santa Monica Boulevard

Los Angeles, CA 90025

Dear Cameron,

This letter summarizes the terms of your continued employment with Warner/Chappell Music, Inc. (“Company”), as described below. You and Company both acknowledge and agree that effective as of January 1, 2013 (“Effective Date”), your employment agreement with Company, dated December 29, 2010 as amended May 20, 2012, effective January 1, 2012 (the “Prior Employment Agreement”) shall be terminated. Upon the termination of your Prior Employment Agreement, your employment with Company will be “at-will”. This means that either you or Company will have the right to end the employment relationship for any reason, at any time, with or without notice and with or without cause. Your at-will status shall not be affected by this letter and your at-will relationship with Company cannot be changed by anything that is said or written or by conduct unless such change is specifically acknowledged in a document that is signed by an authorized executive of Company.

In addition, you and Company both acknowledge and agree that as of the Effective Date, you will (i) become a Service Member (as such term is defined in the in the Limited Liability Company Agreement of WMG Management Holdings, LLC, dated January 1, 2013 (the “LLC Agreement”)) of WMG Management Holdings, LLC and (ii) be eligible to participate in the Warner Music Group Corp. Senior Management Free Cash Flow Plan (the “Plan”), in each case, in accordance with the terms and conditions of the LLC Agreement and the Plan, as applicable, and shall be subject to the applicable terms and conditions therein. For the avoidance of doubt, in the event of a conflict between the terms and conditions of the LLC Agreement or the Plan and the terms and conditions contained herein, the terms of the LLC Agreement or Plan, as applicable, shall govern. Notwithstanding anything to the contrary in this letter, any entitlements that you may have under the Plan shall be treated in accordance with the terms and conditions therein.

The terms of your at-will employment shall be as follows:

1. Position: Chief Executive Officer and Chairman of Company

2. Annual salary: $2,250,000 per year. You will be paid in accordance with Company’s normal payroll practices.

3. Annual FCF Bonus: You shall be entitled to receive an Annual FCF Bonus (as such term is defined in the Plan) in accordance with, and subject to the terms and conditions of, the Plan;

provided that Free Cash Flow (as defined in the Plan) for the relevant fiscal year is greater than zero. You acknowledge and agree that, for all periods from and after the Effective Date, an Annual FCF Bonus shall be your only bonus from Company and its affiliates. For the avoidance of doubt, your annual bonus for the Company’s 2012 fiscal year shall be determined in accordance with Company’s 2012 bonus plan and your Prior Employment Agreement.

4. Benefits: While you are employed hereunder, you shall be entitled to all fringe benefits generally accorded to employees of Company at your level from time to time, including, but not limited to, vacation, medical health and accident, group insurance and similar benefits, provided that you are eligible under the general provisions of any applicable plan or program and Company continues to maintain such plan or program during the term of your employment.

5. Exclusivity: Your employment with Company shall be full-time and exclusive, except for your services to WMG Management Holdings, LLC; provided, however, to the extent such activities do not interfere with the performance of your duties hereunder, you shall not be precluded from the activities listed on Schedule A hereto. During the term of your employment, you shall be subject to the Non-Competition restrictions as set forth in Section 3.6(a) of the LCC Agreement.

6. Reporting: You shall work under the supervision and direction of the senior executive officers of WMG and shall perform such duties as you shall reasonably be directed to perform by such senior officers.

7. Termination by Company for “Cause”: Company may at any time while you are employed by Company, by written notice, terminate your employment for Cause (as defined below), such Cause to be specified in the notice of termination. The following acts shall constitute “Cause” hereunder: (i) ceasing to perform your material duties to Company or any of its affiliates (other than as a result of vacation, approved leave, or your incapacity due to physical or mental illness or injury), which failure amounts to an extended neglect of such duties, (ii) engaging in conduct that is demonstrably and materially injurious to the business of Company or any of its affiliates, (iii) conviction of, or plea of guilty or no contest to, any misdemeanor involving as a material element fraud, dishonesty or sale or possession of illicit substances, or to a felony, (iv) failing to follow the lawful instructions of Company’s board of directors or your direct superiors to the extent such instructions have been communicated to you, or (v) your breach of any material covenant contained in this letter. Notice of termination given to you by Company shall specify the reason(s) for such termination, and in the case where a cause for termination described in clause (i), (iv) or (v) above shall be susceptible of cure, if you fail to cure such cause for termination within fifteen (15) days after the date of such notice, termination shall be effective upon the expiration of such fifteen (15)-day period, and if you cure such cause within such fifteen (15)-day period, such notice of termination shall be ineffective. In all other cases, notice of termination shall be effective on the date thereof. In the event of a termination of your employment by Company for Cause, you shall have no further rights to payments or benefits from Company other than the right to receive any accrued but unpaid salary, accrued vacation pay, any unreimbursed expenses and any accrued but unpaid benefits, in each case to the date of your termination and in accordance with the applicable Company plan or policy (collectively, the “Basic Termination Payments”), except that any entitlements you may have under the Plan shall be governed by its terms.

8. Termination by Company other than for “Cause”: Company may at any time while you are employed by Company terminate your employment for any reason other than for Cause. In the event of a termination by Company other than for Cause, death or disability, your sole remedy shall be that you shall be eligible to receive (i) the Basic Termination Payments and (ii) subject to your execution of a release, in Company’s standard form, as in effect at the time of your termination (the “Release”), and such Release having become irrevocable, within seventy (70) days following the date of termination of your employment, the Termination Payments (as such term is defined below), except that any entitlements you may have under the Plan shall be governed by its terms. Any Termination Payments payable to you under this letter shall be made by Company in accordance with its regular payroll practices, commencing on the next possible pay cycle following your date of termination, at the same salary rate as was in effect as of your date of termination, for the applicable period as is necessary to cause the full amount due to be paid; provided, that such period shall not exceed fifty-two weeks (such period, the “Payment Period”); provided further that (i) the first installment shall not be paid prior to the first possible payroll cycle after the Release becomes non-revocable or (ii) if the seventy (70) day period for execution and non-revocation of the Release begins in one calendar year and ends in a subsequent calendar year, the first of the installments of your severance pay shall be paid on the first payroll cycle after the seventieth (70th) day following the date your employment terminates, and in each case will include any installments that would previously have been paid if the Release had been effective on the date of your termination of employment. Following the delivery of an executed release pursuant to this section, you shall have no duty to seek substitute employment, and Company shall have no right of offset against any amounts paid to you under this section with respect to any compensation or fees thereafter received by you from any employment thereafter obtained or consultancy arrangement thereafter entered into by you.

For the purposes of this letter, the “Termination Payments” shall mean an amount equal to (x) seventy-five percent (75%) of your annual salary in effect at the time of your termination if the termination or resignation, as applicable, to which such payment relates occurs on or prior to the first anniversary of the Effective Date; or (y) fifty percent (50%) of your annual salary in effect at the time of your termination if the termination or resignation, as applicable, to which such payment relates occurs following the first anniversary of the Effective Date.

9. Termination by You for “Good Reason”: In the event that your employment is terminated due to a resignation by you for “Good Reason” (as defined below), (i) you shall be eligible to receive (A) the Basic Termination Payments and (B) subject to your execution of the Release, and such release having become irrevocable, within seventy (70) days of the date of your termination of employment, the Termination Payments, payable on the terms, condition and schedule set forth in Section 8 hereof. For the avoidance of doubt, any entitlements you may have under the Plan shall be governed by its terms. “Good Reason” shall mean: (x) a material reduction in your annual salary or your Annual FCF Bonus percentage, (y) a failure by Company to pay to you any annual salary which has become payable and due to you in accordance with the terms herein, or (z) a failure by Company to pay to you any entitlement which has become payable and due to you in accordance with the terms of the Plan; provided that, within thirty (30) days following any such reduction or failure, (1) you shall have delivered written notice to Company of your intention to terminate your employment for Good Reason, which notice specifies in reasonable detail the circumstances claimed to give rise to your right to terminate your employment for Good Reason, (2) you shall have provided Company with thirty (30) days after receipt of such notice to cure such circumstances, and (3) failing a cure, you shall have terminated your employment within thirty (30) days after the expiration of the thirty (30)-day period set forth in clause (2).

10. COBRA Benefits: Under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), as amended, you may have the right, at your expense, to elect to continue your and/or your dependents’ current medical health insurance coverage including dental and vision insurance coverage under the group insurance plan maintained by Company. Further information regarding COBRA’s coverage, including enrollment forms and premium quotations, will be sent to you separately.

11. Restrictive Covenants: You hereby agree that you shall comply with and be subject to the Restrictive Covenants set forth in Section 3.6 of the LLC Agreement.

12. Indemnity: During the term of your employment and thereafter, Company shall indemnify you against expenses (including but not limited to final judgments and amounts paid in settlement to which Company has consented in writing, which consent shall not be unreasonably withheld) in connection with litigation against you arising out of the performance of your duties hereunder; provided that (i) the foregoing indemnity shall only apply to matters for which you perform your duties for Company in good faith and in a manner you reasonably believe to be in or not opposed to the best interests of Company and not in contravention of the instructions of any senior officer of Company and (ii) you shall have provided Company with prompt notice of the commencement of any such litigation. Company will provide defense counsel selected by Company. You agree to cooperate in connection with any such litigation.

13. Complete Agreement: This letter, the Plan, the LLC Agreement and the election form that you executed and submitted to Company on or prior to the Effective Date in connection with your participation in the Plan set forth the entire agreement and understanding between you and Company with respect to your at-will employment with Company, and supersede and terminate any and all prior agreements, arrangements and understandings, including without limitation, your Prior Employment Agreement governing the subject matter thereof. No representation, promise or inducement with respect to your at-will employment with Company has been made by either party that is not embodied in this letter, and neither party shall be bound by or liable for any such alleged representation, promise or inducement not herein set forth.

14. Miscellaneous:

a. You acknowledge that services to be rendered by you under this letter are of a special, unique and intellectual character which gives them peculiar value, and that a breach or threatened breach of any provision in this letter, will cause Company immediate irreparable injury and damage which cannot be reasonably or adequately compensated in damages in an action at law. Accordingly, without limiting any right or remedy which Company may have in such event, you specifically agree that Company shall be entitled to injunctive relief to enforce and protect its rights under this letter. The provisions of this section shall not be construed as a waiver by Company of any rights which Company may have to damages or any other remedy.

b. This letter shall be governed by and construed according to the laws of the State of California as applicable to agreements executed in and to be wholly performed within such State.

c. As an at-will employee, you will be expected to comply with all of Company’s policies and procedures, including Company’s Compliance & Ethics Program, as in effect from time to time. Please understand that Company reserves the right to interpret, change, supplement and discontinue any policies, rules, benefit plans and programs at any time in its sole discretion.

d. All payments made to you hereunder shall be subject to applicable withholding and social security taxes and other ordinary and customary payroll deductions.

e. This letter is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and will be interpreted in a manner intended to comply with Section 409A of the Code (and any related regulations or other pronouncements). Amounts payable under this letter shall be deemed not to be a “deferral of compensation” subject to Section 409A of the Code to the extent provided in the exceptions set forth in Treas. Reg. Section 1.409A-1(b)(4) (“short-term deferrals”) and Treas. Reg. Section 1.409A-1(b)(9) (“separation pay plans”) and other applicable provisions of Treas. Reg. Section 1.409A-1 through A-6. References under this letter to a termination of your employment shall be deemed to refer to the date upon which you have experienced a “separation from service” within the meaning of Section 409A of the Code. Notwithstanding anything herein to the contrary, (i) if at the time of your separation from service with Company you are a “specified employee” as defined in Section 409A of the Code (and any related regulations or other pronouncements thereunder) and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to you) until the date that is six months following your separation from service (or the earliest date as is permitted under Section 409A of the Code), at which point all payments deferred pursuant to this Paragraph 14(e) shall be paid to you in a lump sum and (ii) if any other payments of money or other benefits due to you hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by Company, that does not cause such an accelerated or additional tax. To the extent any reimbursements or in-kind benefits due to you under this letter constitute “deferred compensation” under Section 409A of the Code, any such reimbursements or in-kind benefits shall be paid to you in a manner consistent with Treas. Reg. Section 1.409A-3(i)(1)(iv). Each payment made under this letter shall be designated as a “separate payment” within the meaning of Section 409A of the Code. For the avoidance of doubt, any continued health benefit plan coverage that you are entitled to receive following your termination of employment is expected to be exempt from Section 409A of the Code and, as such, shall not be subject to delay pursuant to this paragraph.

If the foregoing correctly sets forth our understanding, please sign below and return this letter to Company.

Yours Sincerely,

WARNER/CHAPPELL MUSIC INC.

By:	/s/ Mark Ansorge

Accepted and Agreed:

/s/ Cameron Strang
CAMERON STRANG

SCHEDULE A

(a)	You shall not be precluded from personally, and for your own account, investing or trading in real estate, stocks, bonds, securities, commodities, or other forms of investment for your own benefit, except that your rights hereafter to invest in any business or enterprise principally devoted to any activity which, at the time of such investment, is competitive to any business or enterprise of Company or Warner Music Inc. or the subsidiaries or affiliates thereof, shall be limited to the purchase of not more than two percent (2%) of the issued and outstanding stock or other securities of a corporation listed on a national securities exchange or traded in the over-the-counter market.

(b)	You shall not be precluded from participating in charitable, civic, educational, professional, community or industry affairs.

(c)	You shall not be precluded from serving on the boards of directors of non-profit organizations.

(d)	You shall not be precluded from serving on the boards of directors of for-profit companies; provided that you receive the prior written approval of the person to whom you report hereunder.

(e)	You shall not be precluded from managing your passive investment in New West Records, LLC (collectively with its affiliates, “New West”), provided, that (i) you are permitted to remain a member of New West and, to the extent such rights and duties do not conflict with your duties to Company hereunder, exercise all rights of a member and fulfill all fiduciary and other duties of a member; (ii) you are permitted to consult periodically with other investors of New West on governance or administrative matters relating to their/your investment in New West; and (iii) you are permitted from time to time to provide information to the officers of New West regarding matters related to artists that were under contract or in negotiations with New West as of January 1, 2011. As of January 1, 2011 and while employed by Company, you will not encourage or facilitate any new business opportunities or new relationships between New West and any recording artist or songwriter. For purposes of clarification, except as specifically set forth in clauses (i), (ii) and (iii) above, you shall not directly or indirectly advise or participate in the management or business operations of New West without Warner Music Group’s prior written consent; provided, that notwithstanding anything in this Agreement, for a period of 30 days following January 1, 2011, you may work with New West management to smoothly transfer your duties and authority to them. It is agreed that New West is not a party to this Agreement and shall not in any manner be restricted by or liable for any breach of this Agreement.

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